Reduction in Senior Capital + Elimination of Dividends = Greater Financial Flexibility Recapitalization Overview Elimination of more than $18M in annual dividends Cancellation of special dividend obligation ($47M+) Reduction in total board size from 10 to 7 Implied exchange of ~$80M of Series B for common stock at a 48%+ premium to 90-day VWAP at signing* Greater alignment of interests across preferred and common stockholders Subject to stockholder approval – vote planned for Dec. 2025

Additional Information and Where to Find It This communication does not constitute a solicitation of any vote. This communication may be deemed to be solicitation material in respect of the proposed recapitalization transaction and related matters. Comscore has filed a preliminary proxy statement on Schedule 14A with the SEC, and intends to file a definitive proxy statement on Schedule 14A with the SEC, in connection with the solicitation of proxies by Comscore in connection with the proposed transaction. The definitive proxy statement will be provided to Comscore's stockholders when available. Comscore also intends to file other relevant documents with the SEC regarding the proposed transaction. Before making any voting decision with respect to the proposed transaction, Comscore stockholders are urged to read the definitive proxy statement regarding the proposed transaction (including any amendments or supplements thereto) and other relevant materials carefully and in their entirety when they become available because they will contain important information about the proposed transaction. The proxy statement, any amendments or supplements thereto and other relevant materials, and any other documents filed by Comscore with the SEC, may be obtained once such documents are filed with the SEC free of charge on the SEC's website at www.sec.gov or free of charge from Comscore at www.comscore.com or by directing a request to the Corporate Secretary at Comscore's principal executive offices at 11950 Democracy Drive, Suite 600, Reston, Virginia 20190, Attn: Ashley Wright, by calling Comscore's proxy solicitor (Innisfree M&A Incorporated) toll-free at (877) 825-8971, or by contacting Comscore's Investor Relations team at investor@comscore.com.

No Offer or Solicitation This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Participants in the Solicitation Comscore and its executive officers and directors and certain other members of management and employees may, under the rules of the SEC, be deemed to be "participants" in the solicitation of proxies in connection with the proposed transaction. Information regarding Comscore's directors and executive officers is available in its proxy statement on Schedule 14A for its 2025 annual meeting of stockholders, filed with the SEC on April 30, 2025, and in its Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 6, 2025. These documents may be obtained free of charge from the sources indicated above. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the definitive proxy statement and other relevant materials relating to the proposed transaction to be filed with the SEC when they become available.